SMART-TEK SCHEDULES TEST TRIALS OF ITS TECHNOLOGY IN FIGHT AGAINST BIRD FLU

CORTE MADERA, Calif.--(Primezone)—January 17, 2006—Smart-tek Solutions, Inc. (OTCBB:STTK) announced today the company has re-scheduled its planned test trials of its RFID monitoring and tracking technologies at select poultry farms in China, against the possible spread  of the  H5N1 Avian Influenza to February  2006.

“As our preparation for the much anticipated test trials of our technology in China progressed, it became evident that the timing of the test trials was going to coincide with the Chinese New Year celebration”, said Donald Gee, Chairman and CEO of Smart-tek Solutions, Inc “Accordingly, we have decided to re-schedule the test trials until after the Chinese New Year’s celebration in order to assure the availability of everyone involved with the project”.

 “In order to assure the integrity of the trials, as well as full participation from the Chinese authorities, it would be wise for us to re-schedule the tests until after the Chinese celebrations,” said Goodwin Wang, Managing Director of SES Investments (China) Ltd., the exclusive licensee of Smart-tek Solutions, Inc.’s technology in China. “This project could have a profound impact on the containment of this deadly virus and we want to eliminate any potential obstacles that could potentially affect the outcome of these initial tests.”

Smart-tek Solutions, Inc.’s strategy for the possible containment of the Bird Flu virus is to leverage its expertise in the security, surveillance and monitoring sectors.

Smart-tek Solutions, Inc.’s technology includes but is not limited to the ability to tag, program and count the specific number of birds, with end user defined rules, utilizing RFID protocols.  Data such as 1) the number of birds 2) owner information 3) location information 4) species information and 5) inspection dates can all be programmed utilizing case by case specific needs of Organizations, Governments and Agencies.

More information about Smart-tek Solutions Inc. can be found at http://www.smart-teksolutions.com

More information about SCI can be found at http://www.smart-tek.com.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended September 30, 2005 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711